Exhibit 16.1

April 4, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated April 4, 2012 of KMG Chemicals, Inc. and are in agreement with the statements contained in Item 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ UHY LLP